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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan and the Array BioPharma Inc. Employee Stock Purchase Plan of our report dated July 30, 2002, except for Footnote 11, as to which the date is September 13, 2002, with respect to the financial statements and schedule of Array BioPharma Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2002 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
November 1, 2002

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  EXHIBIT 23.1